EXHIBIT 10.3


                                 EQUIPMENT LEASE

          THIS LEASE made this 22nd day of October, 1998.

BETWEEN:

                    ASTRIS INC. AND ASTRIS ENERGI INC., 2394 Dunwin Drive, Mississauga, Ontario L5L 1 J9
                                                                      ("Lessor")

                                          - and -

                    ENERGY VENTURES INC. (CANADA), having its principal place of business at 43 Fairmeadow Avenue, Toronto,
                    Ontario M2P 1 W8.
                                                                      ("Lessee")


          The parties hereto agree as follows:

     1.   LEASE

          Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, all machinery, equipment, jigs, fixtures, materials, work-in-process, furniture and other property physically located on the date hereof at the above address of the Lessor (which machinery, equipment, jigs, fixtures, materials, work-in-process, furniture and other property has not changed substantially for at least 90 days), including without limitation the machinery, equipment and other property set out in the schedule made a part hereof. All such machinery, equipment and other property described in all said schedule is hereinafter collectively called "Equipment".

     2.   TERM

          The term of this lease respecting each item of Equipment commences upon the date hereof and ends on the date 10 years from the date hereof.

     3.   RENT AND PURCHASE OPTION

     (a) The aggregate rent for the Equipment (exclusive of the Goods and Services Tax) shall be equal to $45,000.00 (U.S.) per year, being $450,000.00 (U.S.) in the aggregate, prepayable in full by way of the issuance of an aggregate of 200,000 common shares of Energy Ventures Inc. to the Lessor. The Lessor acknowledges that the trading of such shares by it is subject to applicable securities laws.

     (b) In the event of the bankruptcy, insolvency or appointment of a receiver of any assets of the Lessor or any affiliate of the Lessor or in the event of the completion of the term of this lease, whichever comes first, the Lessee shall have the right to purchase the Equipment at any time thereafter on payment to the Lessor of $1.00.


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     (c)  The Lessee shall pay to the Lessor or remit to the appropriate taxation authority the Goods and Services Tax payable hereunder provided the Lessor is a GST Registrant and provides the Lessee with the information necessary to claim an input tax credit. Lessee shall pay GST on the monthly rental payments on receipt of a monthly invoice from Lessor setting out the monthly equivalent rental amount, the applicable GST and the registration number of the Lessor.

     4.   USE AND LOCATION

          Lessee shall use the Equipment in a careful and proper manner and shall comply with and conform to all material laws and regulations in any way relating to the possession, use or maintenance of the Equipment. Lessor acknowledges that Lessee will relocate the Equipment to the facilities of the National Research Council of Canada in Ottawa or elsewhere and consents to any such relocation.

     5.   ALTERATIONS

          Lessee may make any alterations, additions, improvements and other changes to the Equipment without the prior written consent of Lessor.

     6.   INSURANCE

          Lessee shall keep the Equipment insured against all risks of loss or damage and shall carry liability insurance covering the Equipment.

     7.   ASSIGNMENT

          Without the prior written consent of Lessor, Lessee may assign or transfer this lease, the Equipment or any part thereof, or any interest therein.

     8.   ENTIRE AGREEMENT

          This lease constitutes the entire agreement between Lessor and Lessee and it shall not be amended, altered or changed except by a written agreement signed by the parties hereto.

     9.   NOTICES

          Service of all notices under this lease shall be sufficient if given personally or mailed to the party involved at its respective address hereinbefore set forth, or at such address as such party may provide in writing from time to time. Any such notice mailed to such address shall be effective two business days after the date mailed by registered mail, duly addressed.

     10.  GENDER, NUMBER

          Whenever the context of this lease requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and whenever the word "Lessee" is used herein, it shall include all assignees of Lessee.

     11.  TITLES

          The titles to the paragraphs of this lease are solely for the convenience of the parties, and are not an aid in the interpretation of the instrument.

     12.  TIME

          Time is of the essence of this lease and each and all of its provisions.

          The parties hereto have executed this Lease on the day and year first above written.

Lessor:                                      Lessee:

ASTRIS INC.                                  ENERGY VENTURES INC. (CANADA)

Per: /s/ J.R. K. Nor                         Per: /s/  Name Illegible
    ------------------------------               -------------------------------

ASTRIS ENERGI INC.                           Per: /s/  Name Illegible
                                                 -------------------------------
Per: /s/ J.R. K. Nor
    ------------------------------


                                       3
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                           SCHEDULE TO EQUIPMENT LEASE


EQUIPMENT LEASED:

1.   Carbon Lab equipment
2.   Chemical Lab equipment
3.   Electrode Lab equipment
4.   Test Lab equipment
5.   Systems Lab equipment
6.   Miscellaneous

As further described on separate pages. Circa one truckload (large truck). Presently at 2394 Dunwin Drive in Mississauga.


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Carbon Lab
----------

Supply of carbon black

Supply of graphite powders (Cabot etc.)

Muffle furnace with electric stirrers, CO2 supply and accessories

Ferro Enamel Furnace

Hot plates

Stirrers

Containers, utensils

Sieves